Exhibit 99.2

Item 1A.

Risk Factors

The following risk factors could materially and adversely affect the Company’s business, financial condition or results of operations and cause reputational harm, and should be carefully considered in evaluating the Company and its business, in addition to other information presented elsewhere in this report.

COVID-19 outbreak continues to adversely affect semiconductor industry

The COVID-19 outbreak, and our value chain and global governmental responses to contain its spread, have impacted all levels of the semiconductor industry and supply chain. These governmental measures, including stay-at-home orders, travel bans and business closures, as well as our own efforts to minimize the impact of COVID-19 on our employees, suppliers and customers, have detrimentally affected, and are continuing to affect, our business operations by: causing production delays and capacity reduction; requiring the deployment of business continuity plans, including the implementation of social distancing guidelines, travel restrictions, work-from-home arrangements, and testing and quarantine guidelines; disrupting the operations of our supply chain; and delaying nonessential expansion projects.

The scale and duration of this ongoing pandemic and the effectiveness of response measures in curbing its impact, including distribution of COVID-19 vaccines and government stimulus programs, are fraught with uncertainty, which makes it difficult to estimate their ongoing impact on our business and global economy.

Because the ongoing impact of the pandemic on our business is largely dependent upon current and future response measures outside of our control, we cannot with any degree of confidence provide assurance that we will be able to maintain the current level of production, as we may see a decrease in customer spending, demand for our products, delays and capacity limitations at our (and our customers’ and suppliers’) manufacturing facilities, and other adverse impacts on global economy, any one of which can have material adverse impact on our business.

The cyclical and highly volatile nature of the industries we serve could harm our operating results.

Our business depends in large part upon capital expenditures by manufacturers in the semiconductor and display industries, which in turn depend upon the current and anticipated market demand for such products. These industries (especially the semiconductor industry) have historically been highly cyclical, with recurring periods of over-supply of products that have materially reduced the demand for both the capital equipment and the services required to manufacture such products. We likely will continue to experience significant fluctuations in customer orders through such cycles. Although some of our business, including the cleaning, coating and analytical services that support the semiconductor chip market, are less susceptible to such fluctuations, recurring slowdowns in the industries we serve have had material adverse effects on our overall operating results. Demand shifts in these industries are rapid and difficult to predict, and we may not be able to anticipate or respond quickly enough to changes in demand.

Our revenues in periods of increasing demand depends, in part, upon our ability to: timely mobilize our supply chain to maintain component and raw material supply; optimize our design, mobilize our engineering and manufacturing capacity in a timely manner; expand, as necessary, our manufacturing, cleaning, coating and analytical services capacity; and maintain our product and service quality as we increase production. If we fail to timely respond to rapid increases in demand for our products and services, or to effectively manage the corresponding expansion of our manufacturing and service capacity, our customers may divert their purchases of products and services from us to our competitors.

Our ability to remain profitable and mitigate the impact on our business in periods of decreasing demand depends, in part, upon our ability to maintain the prices, quality and delivery cycles of our products and services while managing costs by optimizing our inventory levels, reducing or canceling orders from our suppliers, all without compromising our relationships with such suppliers; and to continue to motivate our employees while we reduce our fixed and variable costs through a number of initiatives, which may include reducing our workforce.

The limited visibility we have on the future needs of our customers, combined with the cyclical and volatile nature of the industries we serve, makes future revenues, results of operations and net cash flows difficult to estimate.

We rely on a small number of OEMs and IDMs for a large portion of our revenues, who could stop outsourcing critical subsystems or part cleaning, coating or analytical services, or give market share to our competitors.

A small number of OEM customers have historically accounted for a significant portion of our revenues, and we expect this trend to continue. Our top two customers accounted for 67.1%, 66.9% and 76.6% of our revenues for fiscal years 2020, 2019 and 2018, respectively. Because most of these customers are not contractually obligated to place any orders with us, the success of our products business largely depends on these OEMs’ own discretion, which discretion is buttressed by the fact that the OEMs generally own, and are therefore free to license as they see fit, the designs and other intellectual property to the products we manufacture for them. And since most of these OEMs are already our customers, any lost revenue resulting from the loss, reduction, cancellation or delay in purchase orders by, any one of these customers would be difficult to replace. In the past, we have seen our business levels reduced from customers who have taken the manufacturing of our products in-house, given market share to our competitors, or declared bankruptcy.

Our Services business provides part cleaning, coating and analytical expertise to both IDM and OEM customers. Our IDM business is similarly concentrated in a small number of customers, and we compete with in-house capabilities, the OEMs who perform cleaning as part of service contracts, and businesses that provide similar cleaning, coating and analytical services. The OEM customer profile of our Services business has significant overlap with our Products business, and we compete against other providers of cleaning, coating and analytical services. Because our cleaning and analytical processes are proprietary to us, our customers may need to go through a new qualification process if they decide to transition to a new service provider.

Consolidation among our customers, or a decision by any one or more of our customers to outsource all or most manufacturing, assembly, cleaning, coating and analytical services work to a single equipment manufacturer, may further concentrate our business in a limited number of customers and expose us to increased risks relating to dependence on an even smaller number of customers.

Our customers also exert a significant amount of negotiating leverage over us, which may force us to accept lower operating margins, increased liability risks or changes in our operations in order to retain their business.

Due to their size and level of contribution to our revenue, our largest customers are able to exert significant pressure to seek various concessions in our commercial agreements and individual purchase orders. Our customers often require reduced prices or other quality, manufacturing or delivery commitments as a condition to placing purchase orders. This could, among other things, result in reduced operating margins or require capital or other expenditures in order to maintain or expand our market share. Further, these customers may require us to agree on certain terms and conditions that shift certain risks onto us. For example, our customers generally require indemnity against certain liabilities, which may include claims of losses by their own customers arising out of property damages, bodily injuries or deaths, or infringement of intellectual property rights by our products. Our potential liability for infringing upon a third party’s intellectual property is generally uncapped, and in some cases, we have self-insured against these liability risks, such that we do not have a third-party insurer to reimburse us against these losses. Our customers may also pressure us to make other concessions in order to preserve or expand our market share with them. For example, customers may prevent us from moving our manufacturing sites from higher-cost regions to lower-cost regions, while simultaneously seeking price reductions. If we are unable to retain and expand our business on favorable commercial terms, our business will be adversely affected and we may be susceptible to increased liability risk.

Our dependence on our suppliers may prevent us from delivering an acceptable product on a timely basis.

We rely on both single-source and sole-source suppliers, many of whom have been specifically designated by our customers, for many of the components and raw materials we use in our products and services. If a supplier, who may not be under any long-term supply obligations, fails to provide the necessary volume of supplies, components or raw materials on a timely basis and at acceptable prices and quality, we would be forced to identify and qualify replacements from alternative sources. The process of qualifying new suppliers for complex components and raw materials is lengthy and could delay our production or delivery of services.

For example, our recently acquired subsidiary, Ham-Let (Israel—Canada) Ltd. (“Ham-Let”) may face sharp price fluctuations in raw materials, which can significantly affect its cost of sales and could erode its profitability and its competitiveness. Ham-Let deals with the volatility of the cost of stainless steel 316 and other metals by pre-contracting in frame orders for a period of about a year and a half when the price of the raw material and the quantity of raw material are already determined in the framework of the order. A breach of the frame order agreement by the supplier may expose Ham-Let to a change in the burden of the raw materials as a result of the need to contract with a new supplier at a price that may, to some extent, affect our profitability.

We may also experience difficulty in obtaining sufficient supplies of components and raw materials in times of growth in our business. In the past, we have experienced shortages in supplies of various components, such as mass flow controllers, valves and regulators, and certain prefabricated parts, such as sheet metal enclosures, used in the manufacture of our products. Some of the suppliers designated by our customers are also our competitors, which presents a special challenge for us to procure sufficient quantities of the components to meet the customer demands. If we, or our suppliers, are unable to procure sufficient quantities of supplies, components or raw materials, our customers could delay or cancel orders or service contracts.

The manufacturing of our products and the services we provide are highly complex, and if we are not able to manage our manufacturing and procurement process effectively, our business and operating results will suffer.

The manufacturing of our products is a highly complex process. The services we provide are also highly complex, and dependent upon procuring specialty materials necessary to correctly perform the complex/precise services. Both the manufacturing of our products and the services we provide involve the integration of multiple components and require effective management of our supply chain to meet our customers’ design-to-delivery cycle time requirements. Through the course of the manufacturing process, our customers may modify design and system configurations in response to changes in their own customers’ requirements. In order to respond to these modifications and deliver our products in a timely manner, we must effectively manage our manufacturing and procurement processes, the failure of which can lead to a loss of business and reputational damage. We may also be liable for certain damages under our agreements with our customers, if we or our suppliers fail to effectively or timely re-configure manufacturing processes or components in response to these modifications.

Our inability to successfully manage the implementation of a company-wide enterprise resource planning (“ERP”) system could adversely affect our operating results.

We are continuing the implementation of a new company-wide ERP system. This process has been and continues to be complex and time-consuming and we expect to incur additional capital outlays and expenses. This ERP system will replace many of our existing operating and financial systems, which is a major undertaking from a financial management and personnel perspective. Should the new ERP system not be implemented successfully throughout all our business units on time and within budget, or if the system does not perform in a satisfactory manner, it could be disruptive and adversely affect our operations, including our ability to: report accurate, timely and consistent financial results; purchase supplies, components and raw materials from our suppliers; and deliver products and services to customers on a timely basis and to collect our receivables from them. We have teams leading the implementation of the ERP system at most of our locations. To the extent these teams or key individuals are not retained through the implementation process, the success of our implementation could be compromised and the expected benefits of the ERP system may not be realized.

We are subject to order and shipment uncertainties and any significant reductions, cancellations or delays in customer orders could cause our revenue to decline and our operating results to suffer.

Our revenue is difficult to forecast because we generally do not have a material backlog of unfilled orders and because of the short time frame within which we are often required to design, produce or deliver products to our customers. Most of our revenue depends on customer orders for our products that we receive and fulfill in the same quarter. We generally do not have long-term purchase orders or contracts that contain minimum purchase commitments from our customers. Instead, we receive non-binding forecasts of the future volume of orders from our customers. Occasionally, we order and build component inventory in advance of the receipt of actual customer orders. Customers may cancel order forecasts, change production quantities from forecasted volumes, or delay production for reasons beyond our control, and for which we usually are not entitled to compensation. Reductions, cancellations or delays in forecasted orders could cause us to hold inventory longer than anticipated, which could reduce our gross profit, restrict our ability to fund our operations and cause us to incur unanticipated reductions or delays in revenue. Moreover, many of the products we manufacture are custom built for our customers and are therefore not fungible with products we sell to other customers. If we do not obtain orders as we anticipate, we could have excess component inventory for a customized product that we would not be able to sell to another customer, likely resulting in inventory write-offs. In addition, because many of our costs are fixed in the short term, we could experience deterioration in our gross profit and operating margins when our sales volumes decline.

We hold our customers’ parts on our premises and any significant damage or loss to these parts could cause our operating results to suffer.

In connection with our Services business, we face a number of risks associated with customer parts being held on our property, including the risk of loss or mishandling of, or other damage to, customer parts, any of which could be materially harmful for our business.

Our results of operations, financial position and cash flows may suffer if we do not effectively manage our inventory.

Inventory is one of the largest assets on our balance sheet, representing 16.4% of our total assets as of December 25, 2020. We must manage our inventory of raw materials, work-in-process and finished goods effectively to meet changing customer requirements, while keeping inventory costs down and maintaining or improving gross margins.

Historically, the industries we serve (in particular the semiconductor capital equipment industry) have been highly cyclical, which makes accurately forecasting customers’ product needs difficult. Although we seek to maintain sufficient inventory levels of materials to guard against interruptions in supply and meet our customers’ needs, we may experience shortages of certain key materials, particularly in times of high industry demand. We also face long lead times from our suppliers, which may be longer than the lead times provided to us by our customers. If we underestimate customer demand or if insufficient manufacturing capacity or raw materials are available, we may have to forego sales opportunities, lose market share and damage our customer relationships.

An overestimation of customer demand may result in allocation of resources to manufacture products that we may not be able to sell, and we may be forced to hold excess or obsolete inventory. Some of our products can become obsolete while in storage due to changing customer specifications, or become excess inventory due to a decrease in demand. Furthermore, if market prices drop below the prices at which we value inventory, we would need to take a charge for a reduction in inventory values in accordance with the applicable accounting rules. Any unexpected changes in demand or increases in costs of production that cause us to take additional charges for un-saleable, obsolete or excess inventory, or to reduce inventory values, would adversely affect our results of operations.

We hold inventory at our various manufacturing sites globally and many of these sites have more than one warehouse. We rely upon our IT systems and internal controls to accurately and timely manage, store and replenish inventory, complete and track customer orders, coordinate sales activities across all of our products and maintain and report vital data and information. A disruption in our IT systems or a failure of our internal controls could result in delays in receiving inventory and supplies, delays in filling customer orders, incorrect inventory counts, over or under stocking, and loss of inventory.

Our customers require our products to undergo a lengthy and expensive qualification process. Any delay or failure in this process could result in a material financial harm.

We have had to qualify as a supplier, and maintain that status, for each of our customers. This is often a lengthy process that normally involves customer inspection and approval of our engineering, documentation, manufacturing and quality control procedures before the customer will place volume orders. Such qualification requirements limit our ability to quickly add new customers to offset any loss of, or reduction in sales to, an existing customer. Moreover, if we fail to maintain our status as a qualified supplier to any of our customers, such customer could cancel its orders or otherwise terminate its relationship with us.

Defects in our products or services could damage our reputation, decrease market acceptance of our products, release hazardous materials, and result in litigation, indemnification liability or unexpected warranty claims.

A number of factors, including design flaws, material and component failures, workmanship issues, contamination in the manufacturing, cleaning, coating or analytical environment, impurities in the materials or chemicals used, equipment failures, and unknown sensitivities to process conditions, such as temperature and humidity, may cause our products to contain undetected errors or defects. Problems with our products may:

•	cause delays in product introductions and shipments for us or our customers;

•	result in increased costs and diversion of development resources (for design modifications and others);

•	cause us to incur increased charges due to unusable inventory;

•	result in liability for the unintended release of hazardous materials through the defective products, which can cause serious injury or death;

•	create indemnification and warranty claims for rework, replacement or other damages, which can be significant if our products have already been installed in a fabrication facility;

•	decrease market acceptance of, or customer satisfaction with, our products; and

•	result in lower yields for semiconductor manufacturers.

Acquisitions could result in operating and integration difficulties, dilution, margin deterioration, diversion of management’s attention, and other consequences that may materially impact our business.

We have made, and may in the future make, acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. We expect that management will evaluate potential strategic transactions regularly with its advisors and our board of directors in the ordinary course of business. We may not be successful in negotiating the terms of potential acquisitions or financing potential acquisitions, and our due diligence may fail to identify all of the problems, liabilities or other challenges associated with an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or customer retention issues. In addition, we may not be successful in effectively integrating the acquired business, product or technology into our existing business and operations. The areas where we face risks include:

•	management of a larger, more complex and capital intensive combined business, including integrating supply and distribution channels, computer and accounting systems, and other aspects of operations;

•	exposure to new operational risks, rules, regulations, worker expectations, customs and practices;

•	inability to complete proposed transactions due to the failure to obtain regulatory or other approvals, litigation or other disputes, and any ensuing obligation to pay a termination fee;

•	reduction of gross margins and pricing leverage due to the acquired company having the same customer base;

•	failure to realize expected returns from acquired businesses;

•	reduction in cash balances or increase in debt obligations to finance the acquisition, which may reduce the availability of cash flow for general corporate or other purposes;

•	integration of the capabilities of the acquired businesses without reducing the quality of existing products;

•	incorporation of different financial and reporting controls, processes, systems and technologies into our existing business environment;

•	unforeseen liabilities, expenses, or other losses associated with the acquisitions for which we do not have recourse under their respective agreements;

•	the risk of litigation or claims associated with a proposed or completed transaction;

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inadequacy or ineffectiveness of an acquired company’s internal financial controls, disclosure controls and procedures, or environmental, health and safety, anti-corruption, human resource or other policies or practices;

•	performance shortfalls as a result of the diversion of management’s attention from the Company’s operations;

•	cultural challenges associated with integrating employees from the acquired business into our organization, and incentivization and retention of employees from the businesses we acquire; and

•	difficulties associated with the retention and transition of new customers and partners into our existing business.

If we fail to address these risks, we may not be able to realize the anticipated benefits of such acquisitions or investments and incur unanticipated liabilities and substantial costs, materially harming our business in the process.

Our acquisitions could also result in one or more of the following: dilutive issuances of our equity securities, additional debt, contingent liabilities, amortization expenses, impairment charges and restructuring charges, any of which could harm our financial condition. Also, due to prevailing conditions in the credit market and our existing leverage, the financing of any such acquisition may be difficult to obtain, and the terms of any such financing may not be favorable.

We are continuing our efforts to fully integrate both QGT and DMS businesses. The challenges involved in these integrations include: continuing to maintain customers and other important relationships; continuing to compete effectively in the Services markets; completing the consolidation of IT, finance, general and administrative infrastructures; continuing to improve the coordination of our sales and marketing efforts to effectively position our capabilities; and fully integrating employees and related HR systems and benefits. The integration process continues to require significant management attention and may divert the attention of management from our other business and operational issues.

On March 31, 2021, we completed the acquisition of Ham-Let, for a total purchase price of approximately NIS 945 million (or approximately $284.0 million based on the exchange rate in effect at the close of business on March 30, 2021) of equity value, plus $67 million of net debt. The integration of Ham-Let into our larger business operations will likely face similar challenges as with our QGT and DMS acquisitions, and may pose additional challenges.

Our business may be adversely affected by IT disruptions, including by impairing our ability to effectively deliver our products or services, which could cause us to lose customers.

The manufacture and delivery of our products, the provision of our services and our financial reporting depend on the continuing operation of our technology infrastructure and systems, particularly our data center located in California. Any damage to or failure of our systems could result in interruptions in our ability to manufacture or deliver products or services, or adversely impact our ability to accurately and timely report our financial results. Interruptions could reduce our sales and profits, and our systems could be perceived as unreliable. Our systems and operations are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, hardware or software failures, telecommunications failures, cybersecurity attacks, and similar events. Some of the critical components of our system are not redundant and we currently do not have a backup data center. Further, any failure in Ham-Let’s main information system and its backup, both of which are located in Israel, could impair Ham-Let’s ability to plan, manufacture and distribute its products.

Cybersecurity attacks, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and corruption of data (our own or that of third parties). Although we have adopted certain measures to mitigate potential risks to our systems from IT-related disruptions, given the unpredictability of the timing, nature and scope of such disruptions, we could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our business. For example, in August 2020, a third party gained unauthorized access to some of our data by launching a cyberattack on some of our servers. While the attack has had no material impact on our operations, we had to expend significant amount of time and resources to complete our remedial actions, including notifying all affected individuals and relevant state regulatory agencies.

If we experience frequent or persistent system failures, the attractiveness of our products or services to customers could be permanently harmed. Any steps we take to increase the reliability and redundancy of our systems may be expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled interruptions.

We are exposed to risks associated with volatility in the global economy.

We rely heavily on OEM customers for the success of our business. The success of OEMs’ business is, in turn, directly related to the success of the IDMs and other chipmakers, whose customers are engaged in consumer-facing businesses. Much of our success, therefore, depends on consumer spending and capital expenditures by retail businesses. Uncertainty regarding the global economy may exacerbate negative trends in business and consumer spending, which may cause our customers to scale back operations, reduce capital expenditures, exit businesses, merge with other manufacturers, or file for bankruptcy protection and potentially cease operations. Our customers may then be forced to push out, cancel or refrain from placing orders for our products or services. These conditions may also similarly affect key suppliers, impairing their ability to timely deliver components or raw materials. We may then be forced to procure components or raw materials from higher-cost suppliers or reconfigure the design and manufacture of our products or services, which may eventually lead to our failure to fill customer orders. Inflationary trends, which are especially unpredictable in the COVID-19 world, could also have a negative impact on many aspects of our cost structure.

Escalating trade tensions and the adoption tariffs and trade restrictions could negatively impact us.

International trade tensions or trade wars, as well as other changes in social, political, regulatory and economic conditions or laws and policies, could have a material adverse impact on our business. We and our customers have significant operations in China, with whom the United States has recently reached a “Phase One” trade deal to ease the trade tension between the two countries. The impact of such trade deal on current tariffs and its continual applicability under the new U.S. administration are difficult to predict. Any newly imposed or threatened U.S. tariffs and retaliatory tariffs could have the negative effect of increasing the cost of materials for our products, which could result in our products becoming less competitive or generating lower margins. Also, the United Kingdom’s (UK) withdrawal from the European Union (EU) (“Brexit”) has created significant uncertainty concerning the future relationship between the UK and the EU and the impact on global markets. UK and EU recently agreed on a trade deal, but it remains unclear what financial, trade, regulatory and legal implications the trade deal will have and how such it will affect us. The economic uncertainty created by Brexit may cause our customers to closely monitor their costs and reduce their spending budgets, which could have a material adverse impact on our business, financial condition and results of operations.

Other changes in U.S. or international social, political, regulatory and economic conditions or laws and policies governing tax laws, foreign trade, manufacturing, and development and investment in the countries where we or our customers operate could also adversely affect our operating results and our business. International trade disputes could result in increases in tariffs and other trade restrictions and protectionist measures that could adversely impact our operations and reduce the competitiveness of our products relative to local and global competitors.

We have significant existing indebtedness; the restrictive covenants under our credit agreement or other limitations on financing may limit our ability to expand or pursue our business strategy; if we are forced to pay our indebtedness prior to its maturity, our financial position could be materially and adversely affected.

As of December 25, 2020, we have total debt of $269.0 million. Such debt is composed of a $275.0 million term loan outstanding under our credit agreement with Barclays Bank and $1.9 under credit facilities in Cinos China less unamortized debt costs of $7.9 million.

On March 31, 2021, our credit agreement was amended to, among other things, (i) refinance and reprice our approximately $273.0 million of existing term B loans that will remain outstanding and (ii) obtain a $355.0 million senior secured incremental term loan B facility with Barclays Bank, which increased the amount of term loan indebtedness outstanding under our credit agreement.

Our indebtedness could have adverse consequences, including: allotment of a portion of our cash to interest and principal payments and will therefore not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; and inability to obtain additional financing in the future, if needed. If we are unable to meet our debt obligations as they come due, we could be forced to restructure or refinance such obligations, seek additional equity financing, incur additional debt or sell assets, which we may not be able to do on satisfactory terms, if at all.

Our credit agreement contains certain covenants that restrict our ability to take certain actions, including incurring additional debt, providing guarantees, creating liens, making certain investments, engaging in transactions with affiliates and engaging in certain mergers and acquisitions. We are also required to comply with certain financial covenants, including the maintenance of a maximum consolidated total gross leverage ratio and a minimum fixed charge coverage ratio. Failure to comply with these covenants could result in the acceleration of all of our indebtedness, which could materially and adversely affect our financial health. As long as our indebtedness remains outstanding, the restrictive covenants and mandatory prepayment provisions could impair our ability to expand or pursue our business strategies or obtain additional funding.

We may not be able to fund our future capital requirements or strategic acquisitions from our operations, and financing from other sources may not be available on favorable terms or at all.

We made capital expenditures of approximately $37.2 million and $25.7 million for fiscal years 2020 and 2019, respectively, which are primarily related to our ERP system implementation and to investments in our manufacturing facilities in the United States, China, Singapore and South Korea. The amount of our future capital requirements will depend on many factors, including: the cost associated with the expansion of our manufacturing capacity into Malaysia as part of our strategic growth plan; the cost to maintain appropriate IT systems; the cost to maintain adequate manufacturing capacity; the timing and extent of spending to support product development efforts; the timing of new product introductions and enhancements to existing products; the timing, size and availability of strategic transactions; the cost to integrate our acquisitions into our business environment; changing manufacturing capabilities to meet new or increased customer requirements; market acceptance of our products; and our ability to generate sufficient cash flow from our operating activities.

In order to finance our capital expenditures or any future strategic acquisitions, we may need to raise additional funds through public or private equity or debt financing, but such financing may not be available on terms satisfactory to us, or at all. Access to capital markets has, in the past, been unavailable to companies such as ours. In addition, equity financings could be dilutive to holders of our common stock, and debt financings would likely involve additional covenants that restrict our business operations. Any potential strategic acquisition or significant capital expenditure may also require the consent of our existing lenders. If we cannot raise funds on acceptable terms when needed, we may not be able to develop or enhance our products, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Our quarterly revenue and operating results could fluctuate significantly from period to period, and this may cause volatility in our common stock price.

Our quarterly revenue and operating results, including our gross margin, have fluctuated significantly in the past, and we expect them to continue to fluctuate in the future for a variety of reasons, which may include:

•	the cyclical nature of the industries we serve that frequently oscillates between downturns and growths;

•	changes in the timing and size, or cancellation or postponement, of orders by our customers;

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strategic decisions by our customers to terminate their outsourcing relationship with us or give market share to our competitors, which may result from decreased demand for our customers’ products by end customers;

•	strategic consolidation by our customers;

•	pricing pressure from either our competitors or our customers;

•	disruptions or delays in the manufacturing of our products or in the supply of components or raw materials;

•	introduction of new products or services;

•	delays in production ramp-up, low yields or other problems experienced at our manufacturing facilities;

•	changes in design-to-delivery cycle times;

•	inability to reduce our costs quickly, commensurate with reductions in our prices or in response to decreased demand;

•	changes in our product and/or service mix;

•	write-offs of excess or obsolete inventory;

•	one-time expenses or charges associated with failed acquisition negotiations or completed acquisitions;

•	inability to control our operating costs consistent with target levels;

•	announcements by our competitors of new products, services or technological innovations; and

•	geographic mix of customer orders or worldwide earnings.

As a result of the foregoing, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and that these comparisons may not be an accurate indicator of our future performance. Changes in the timing or terms of a small number of transactions could disproportionately affect our operating results in any particular quarter. Moreover, our operating results in one or more future quarters may fail to meet our guidance or the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our common stock.

We have established and, as circumstances may require, intend to expand our operations globally, which exposes us to risks associated with operating in foreign countries.

We generated approximately 58.4% and 52.1% of our revenues in international markets for fiscal years 2020 and 2019, respectively. Depending on market conditions, we intend to further expand our operations in Asia and Europe. The carrying amount of our fixed assets in Asia and Europe were $90.4 million and $9.4 million, respectively as of December 25, 2020.

We are exposed to political, economic, legal and other risks associated with operating in Asia and Europe, including:

•	foreign currency exchange fluctuations;

•	political, civil, public health and economic instability;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments, import/export restrictions and quotas, and customs duties and tariffs;

•	uncertainty regarding social, political and trade policies in the United States and abroad;

•	timing and availability of export licenses;

•	disruptions due to China’s developing domestic infrastructure, including transportation and energy;

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difficulties in developing relationships with local suppliers, attracting new international customers, conducting due diligence with respect to business partners in certain international markets, collecting accounts receivables, and staffing and managing distant international subsidiaries and branch operations;

•	the burden of complying with foreign and international laws and treaties;

•	legal systems potentially subject to undue influence or corruption; and

•	potentially adverse tax consequences, including restrictions on the repatriation of earnings to the United States.

Negative or uncertain global conditions could prevent us from accurately forecasting demand for our products and services. In addition, a shift in the mix of orders from our customers away from low-cost markets to higher cost markets could adversely affect our operating margins.

Our operations in Asia and Europe are subject to U.S. regulations governing equipment export. These laws are complex and require us to obtain export licenses, a failure of which could expose us to fines, penalties and export ban. The U.S. Department of Commerce continually updates and often expands the list of entities, particularly in China, to whom U.S. companies cannot sell certain products without a license from the Department of Commerce. These rules and regulatory changes could have material adverse impact on the result of our operations.

Over the past several years, some foreign government authorities, including those in China and Korea, have pursued economic reform policies by promoting local businesses and local economic activity. Without notice, these government authorities may continue or alter these policies to our detriment, including imposition of confiscatory taxation policies, new restrictions on currency conversion, and limitations on sources of supply.

We are subject to various laws and regulations of the countries where we conduct business, including laws and regulations relative to anti-corruption and anti-bribery, antitrust and competition, data privacy, and export regulations. These foreign laws and regulations are constantly evolving and may, in some cases, conflict with each other. Although our compliance policies against unethical business practices apply to all our employees and agents, any violation of these policies by a rogue employee or agent may expose us to enforcement actions against these laws and regulations.

Business practices in Asia may entail greater risk and dependence upon the personal relationships, and therefore some of our agreements with customers or suppliers in Asia could be difficult or impossible to enforce.

Our business activities in Asia are continuing to expand, where personal relationships generally play a larger part in the business culture than is common in the U.S. In some cases, oral agreements based on personal relationships play just as important a role as written contracts, resulting in certain material terms not being reduced to writing. Similarly, there is a tendency in some Asian businesses to treat written agreements as a starting point of an ongoing business relationship, which is expected to continually change over time. The difficulty associated with enforcing oral agreements may expose us to adverse business consequences.

We could be adversely affected by risks associated with joint ventures, including those in the Asian markets.

From time to time, we may seek to expand our business through investments in joint ventures with complementary businesses, technologies, services or products, in both new and existing market categories and geographic regions. Our investments in joint ventures are subject to a number of risks, including many of the same risks described above for our acquisition activities. In particular, at the closing of the QGT acquisition, we indirectly became a party to QGT’s joint venture with Cinos Co., Ltd. (“Cinos Korea”) in South Korea and Cinos Xi’an in China, which is our first experience with a joint venture. The success of these joint ventures will continue to demand significant management and capital resources, and effective management of those risks inherent in overseas joint venture operations, including: protection of our intellectual property; economic, political and labor instability; language and cultural differences; contractual enforcement issues; and managing product development, operations and sales activities that are physically far removed from our headquarters and have historically been centralized with local management. In addition, from time to time in the future, our joint venture partners may have economic or business interests that are different from ours. Furthermore, our joint venture with Cinos Korea will require us to make purchases of equity from time to time up to specified amounts. If each joint venture business does not progress according to our plans and anticipated timing, our investment in the joint ventures may not be successful.

The industries in which we participate are highly competitive and rapidly evolving.

We face intense competition from subsystem and component manufacturers in the industries we serve. Increased competition has in the past resulted, and could in the future result, in price reductions, reduced gross margins or loss of market share. Competitors may introduce new products in the markets currently being served by our products. These new products may have better performance, lower prices and achieve broader market acceptance than our products. Further, since our customers generally own the designs and other intellectual property to the products we manufacture on their behalf, we cannot prevent them from licensing such designs and other intellectual property to our competitors for the manufacture of such products. Similarly, while the cleaning and analytical processes we utilize are proprietary to us, OEMs are looking to increase their maintenance services and could create proprietary cleaning processes with competitors, limiting our ability to compete for future business.

Our competitors may have greater financial, technical, manufacturing and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their products and services, and reduce prices to increase market share. Moreover, there may be merger and acquisition activities among our competitors and potential competitors that may provide our competitors and potential competitors an advantage over us by enabling them to expand their product offerings and service capabilities to meet a broader range of customer needs. Further, if one of our customers develops or acquires the internal capability to develop and produce critical subsystems that we produce, or cleaning, coating and analytical services we provide, the loss of that customer could have a material adverse effect on our business, financial condition and operating results.

If our new products are not accepted by OEMs or other customers or if we are unable to obtain historical margins on our new products, our operating results would be adversely impacted.

We design, develop and market critical subsystems and proprietary cleaning, coating and analytical services to OEMs, IDMs and other customers. The introduction of new products and processes is inherently risky because it is difficult to foresee the adoption of new standards, coordinate our technical personnel and strategic relationships and win acceptance of new products by our customers, and ultimately not be able to recoup design and development expenditures. Newly introduced products typically carry lower gross margins than existing products for several quarters following their introduction. If any of our new systems or subsystems are not successful in the market, or if we are unable to obtain gross margins on new products that are similar to the gross margins we have historically achieved, our business, operating results and financial condition could be adversely affected.

If we were required to impair all or part of our goodwill and/or our acquired intangible assets, our net income and net worth could be materially adversely affected.

We had $171.1 million of goodwill recorded on our Consolidated Balance Sheet as of December 25, 2020. Goodwill represents the excess of cost over the fair market value of net tangible and finite lived, identifiable intangible assets acquired in business combinations. If our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, it could indicate a decline in our value and would require us to further evaluate whether our goodwill has been impaired. During the fourth quarter of each year, we perform an annual review of our goodwill and acquired intangible assets to determine if they have become impaired. We also conduct the same evaluation whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we were required to impair all or a significant part of our goodwill and/or our acquired intangible assets, our financial results and net worth could be materially adversely affected.

Our business is largely dependent on the know-how of our employees, and we generally do not have an intellectual property position that is protected by patents.

Our business is largely dependent upon our design, engineering, manufacturing, chemical processing, analytical and testing know-how. We rely on a combination of trade secrets and contractual confidentiality provisions and, to a much lesser extent, patents, copyrights and trademarks to protect our proprietary rights. Confidentiality agreements with our employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Accordingly, our intellectual property position is more vulnerable than it would be if it were protected primarily by patents. If we fail to protect our proprietary rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and protect our proprietary rights, and, in the event infringement or breach of our proprietary rights occurs, our competitive position in the market may be harmed. In addition, competitors may design around our technology or develop competing technologies and know-how.

Third parties may claim we are infringing their intellectual property, which could subject us to litigation or licensing expenses, and we may be prevented from selling our products if any such claims prove successful.

We have in the past and may in the future receive claims that our products, processes or technologies infringe the patents or other proprietary rights of third parties. Any litigation regarding third party patents or other intellectual property rights could be costly and time-consuming and divert our key resources from our business operations. The complexity of the technology involved in our products and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement may also require us to enter into costly license agreements, possibly on terms unacceptable to us. We also may be subject to significant damages or injunctions against the development, manufacture and sale of certain of our products if any such claims prove successful. We also rely on design specifications and other proprietary information provided by our customers to manufacture products for such customers. While many of our customers are contractually obligated to indemnify us for the costs to defend third party claims arising out of our use of the information provided by the customers, the indemnified amount may not be enough to make us whole, or if our customers refuse to honor its obligations, we could end up in costly litigations both to defend against such third-party claims and to enforce our contractual indemnification rights.

We may become involved in litigations and regulatory proceedings, which could require significant attention from our management and result in significant expense to us and disruptions to our business.

In addition to any litigation related to our intellectual property rights, we may in the future be named as a defendant in other lawsuits and regulatory actions relating to our business, such as commercial contract claims, environmental compliance claims, employment claims, and tax examinations, any one of which may expose us to significant damages and reputational harm. The outcome of such litigations and regulatory proceedings is difficult to predict. An unfavorable outcome could have a material adverse effect on our business, including limiting our ability to engage in certain business activities. In addition, such proceedings are often expensive, time-consuming and disruptive to normal business operations and require significant attention from our management.

If we do not keep pace with developments in the industries we serve and with technological innovation generally, our products may not be competitive.

Rapid technological innovation in the markets we serve requires us to anticipate and respond quickly to evolving customer requirements and could render our current product or service offerings and technology obsolete. Technological innovations are inherently complex. We believe that our future success will depend upon our ability to timely design, engineer and manufacture products and services that meet the changing needs of our customers. If we are unable to integrate new technical specifications into competitive product and service designs, develop the technical capabilities necessary to manufacture new products or provide new services or make necessary modifications or enhancements to existing products or services, our business prospects could be harmed.

The timely development of new or enhanced products and services requires us to:

•	design innovative and performance-enhancing features to differentiate our products and services;

•	identify emerging technological trends, including new standards for our products and services;

•	accurately identify and design new products and services to meet market needs;

•	timely and efficiently collaborate with OEMs and IDMs to design and develop products and services;

•	timely ramp-up production of new products, especially new subsystems, at acceptable yields and costs;

•	successfully manage development production cycles; and

•	respond effectively to technological changes or product or service announcements by others.

We must achieve design wins to retain our existing customers and to obtain new customers.

New capital equipment typically has a lifespan of several years, and OEMs frequently specify which systems, subsystems, components and instruments are to be incorporated in their equipment. Once incorporated, the OEM will likely maintain that same composition of products for at least several months. IDMs typically establish cleaning, coating, and analytical services as they develop and qualify new chip designs for production. Once a cleaned or coated part has been qualified, the refurbishment processes used to clean or coat the qualified part will likely continue to be used. Accordingly, it is important that our products and services are designed into the new capital equipment and new chip designs (known as a “design win”), to retain our existing customers and to obtain new customers.

We incur technology development and sales expenses with no assurance that our products will ultimately be designed into an OEM’s capital equipment or into an IDM’s manufacturing process. Further, developing new customer relationships, as well as maintaining and increasing our market share with existing customers, requires a substantial investment of our sales, engineering and management resources without any assurance from prospective customers that they will place orders. We believe that OEMs and IDMs often consider long-term relationships in selecting and placing orders, which could mean we may have difficulty achieving design wins from OEMs and IDMs that are not our current customers.

Fluctuations in foreign currency exchange rates may adversely affect our financial condition and results of operations.

The majority of our international revenues are denominated in U.S. dollars. Many of the costs and expenses associated with our international operations are paid in foreign currencies, including Chinese Renminbi, Singapore dollars, Japanese Yen, South Korean Won, Israeli New Shekel and Euro, and we expect our exposure to these foreign currencies to increase as we increase production in those regions. Changes in exchange rates among these foreign currencies may affect our revenue, cost of revenues, operating margins and tax.

We use derivative instruments, such as foreign currency forward contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not fully offset the adverse financial effects of unfavorable movements in foreign currency exchange rates over the time the hedges are in place.

The market for our stock is subject to significant fluctuation.

The size of our public market capitalization is relatively small, and the average volume of our shares that are traded is relatively low. The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	our ability to successfully introduce new products and services and manage new product transitions;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	announcements relating to any of our key customers, significant suppliers or the semiconductor manufacturing and capital equipment industry generally;

•	the effects of war and terrorist attacks; and

•	domestic and international economic or political factors unrelated to our performance.

The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The technology labor market is very competitive, and we must hire, promote and retain key personnel.

Our future success depends in part on the continued service of our key executive officers, as well as our research, engineering, sales, manufacturing and administrative personnel, most of whom are not subject to employment or non-competition agreements. In addition, the competition for qualified personnel in the technology industry is intense, and we operate in geographic locations in which labor markets are particularly competitive.

Our business is particularly dependent on expertise which only a limited number of engineers possess. The loss of any of our key employees and officers, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any of our Executive or Senior Vice Presidents or any of our other senior managers, or the failure to attract, promote and retain qualified employees, could adversely affect our business. Also, uncertainty and disruption to our organization as a result of executive management transition could divert the executive management’s attention away from key areas of our business and have a material adverse effect on our business.

Any environmental contamination at any of our production facilities could result in substantial liabilities.

Our facilities use substances regulated under various foreign, federal, state and local environmental laws and regulations. We may not always be aware of, or in compliance with, all environmental laws or regulations, and our failure or inability to comply with existing or future environmental requirements could result in significant remediation and other liabilities, imposition of fines, and suspension of our services and products.

Our business is subject to the risks of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by man-made disruptions, such as terrorism.

Our facilities may experience catastrophic losses caused by natural disasters or other causalities, such as earthquakes, storms, floods, fires, public health epidemic, labor disruptions, power outages, terrorist attacks or political unrest, the occurrence of any one of which could disrupt our operations, delay production and shipments, and result in large repair expenses. We have facilities in areas with above average seismic activity, such as our facilities in South San Francisco and Hayward, California, and our Taiwan facilities in Hsinchu and Tainan. We also have experienced fires and extended power outages at our facilities, such as the fire that occurred at a Korean plant operated by our joint venture, Cinos Korea, on September 19, 2018. This risk is further exacerbated by the fact that our insurance policies do not cover the losses caused by earthquakes or other natural disasters or power loss. We recently acquired Ham-Let, which is a fully owned subsidiary of the Company whose management, offices and some of its production facilities are located in the north of Israel. The political, economic and security situation in Israel has a direct impact on Ham-Let, and a state of war in Israel may harm Ham-Let’s operations and its ability to supply its products to its customers.

In addition, our suppliers experiencing natural disasters may not be able to provide sufficient components or raw materials in a timely manner, which can cause disruptions in our operations. For example, in 2011, some of our Japanese suppliers had to temporarily shut down their operations as a result of a severe earthquake followed by a tsunami in northern Japan. Similar events can occur again, to our material detriment.

Changes in tax rates or tax assets and liabilities could affect results of operations.

As a global company, we are subject to taxation in the United States and various other countries. Significant judgment is required to determine and estimate worldwide tax liabilities. Our annual and quarterly tax rates could be affected by numerous factors, including changes in the applicable tax laws, amount and composition of pre-tax income in countries with different tax rates, and valuation of our deferred tax assets and liabilities.

We are subject to examinations of our income tax returns by domestic and foreign tax authorities. We regularly assess the likelihood of favorable or unfavorable outcomes resulting from these examinations to determine the adequacy of our provision for income taxes and have reserved for potential adjustments that may result from these examinations. There can be no assurance that any final determination will not be materially different from the treatment reflected in our historical income tax provisions and accruals, which could materially and adversely affect our financial condition and results of operations.

Certain regulations related to conflict minerals could adversely impact our business.

We use conflict minerals in manufacturing our products. As a result, we are required to perform ongoing due diligence on our supply chain and publicly disclose the nature and results of such efforts. Our most recent disclosure was filed on Form SD on June 1, 2020, noting that we could not yet determine whether the conflict minerals we source were, directly or indirectly, used to finance or benefit armed groups in the Democratic Republic of Congo and its adjoining countries. There have been and there will be costs associated with complying with these disclosure requirements to determine the sources of conflict minerals used in our products, and potential changes to products, processes or sources of supply as a consequence of such verification activities. Complying with these rules could adversely affect the sourcing, supply and pricing of materials used in our products and result in substantial additional costs. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, we are not certain that we will be able to obtain the conflict minerals from such suppliers in sufficient quantities or at competitive prices. We may also face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products. If we are unable to comply with these disclosure rules (which themselves may be subject to potential re-formulation by the new administration), we could be subject to enforcement actions by the SEC and liability under the Securities Exchange Act of 1934, which could result in material adverse consequences to our business, as well as significant fines and penalties.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry analysts publish about us or our business. If any of the analysts issue an adverse opinion regarding our stock, our stock price would likely decline. Similarly, if these analysts cease publishing regular reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not currently intend to pay dividends on our common stock and, consequently, our shareholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

Given our current business plan to invest our earnings to fund our growth, we do not intend on declaring any dividends on UCT’s common stock (which ability to do so is also restricted by the terms of our credit agreement). For the foreseeable future, therefore, any return on our shareholders’ investment will depend exclusively on the capital appreciation of our common stock.